Exhibit 99.1

China Shenghuo Reports Unaudited Financial Results for the Third Quarter of 2010

KUNMING, China, November 12, 2010 – China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) ("China Shenghuo" or the "Company"), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People’s Republic of China ("PRC"), today reported unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights

●	Total revenues decreased to $8.55 million for the third quarter of 2010, representing 19% year-over-year decrease.

●	Gross margin for the third quarter of 2010 decreased to $5.6 million, as compared to $7.6 million for the same period of 2009.

●	Net cash provided by operating activities increased to $2.24 million for the nine months ended September 30, 2010 from $0.88 million for the same period of 2009.

●	Net income attributable to stockholders increased to $787,657 for the third quarter of 2010, as compared to net loss of $31,924 for the same period of 2009.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Sales for the quarter ended September 30, 2010 was approximately $8.55 million, decreased by 19% from approximately $10.56 million for the quarter ended September 30, 2009. Net income was $787,657 for the quarter ended September 30, 2010, as compared to net loss of $31,924 for the quarter ended September 30, 2009. The decrease in sales was primarily due to our adjustment of the sales commission policy to decrease the commission to sales representatives to offset the pressure resulting from the increase of the price of raw material. The Company will continue to make efforts to promote the sales of our products and control our costs.”

Third Quarter 2010 Results

Sales: Sales for the three months ended September 30, 2010 was approximately $8.55 million, a decrease of approximately $2 million, or 19%, from approximately $10.56 million for the three months ended September 30, 2009. The decrease was mainly due to the Company adjusted our sales commission policy to decrease the commission to sales representatives, which led to the decrease of the sales in the third quarter.

Since the spring of 2010, we faced a challenge of insufficient supply of our major material-Sanqi in Yunnan Province, where has suffered the worst drought in 50 years from last autumn to this spring. The output of Sanqi decreased sharply, resulting in the price of Sanqi increased remarkably. In order to release the pressure from increasing cost, the Company decided to adjust our sales commission policy to decrease the commission to sales representatives by 10% as compared to that in the first quarter, which led to the decrease of the sales. The commission policy is subject to adjustment from time to time according to the sales in the market. The Company in August has slightly increased its sales commission, as a result of a slight decrease in its cost of Sanqi.

Cost of sales: Our cost of sales for the three months ended September 30, 2010 was approximately $3 million, an increase of $0.05 million, or 2%, from approximately $2.95 million for the three months ended September 30, 2009. The increase in cost of sales was primarily due to the increase of the price of our main raw material which was caused by serious drought offset by the decreased sale volume.

Gross margin: Our gross margin for the three months ended September 30, 2010 was approximately $5.6 million as compared with approximately $7.6 million for the three months ended September 30, 2009, a decrease of $2 million, or 27%. Gross margin as a percentage of revenues was approximately 65% for the three months ended September, 2010, a decrease of 7.1 % from 72.1% for the three months ended September 30, 2009. The decrease in gross margin percentage was primarily due to the increase of raw material price.

Selling expense: Selling expenses were approximately $3.85 million for the three months ended September 30, 2010, a decrease of $3.14 million, or 45%, from approximately $6.99 million for the three months ended September 30, 2009. The primary reasons for the decrease in selling expenses were: i) our adjustment on the commission policy to sales representatives as set forth above; ii) the strengthened control on the travel expense, business entertainment expense, etc.; iii) the decreased expense on OTC market development as compared to that of in 2009, since when we started to expand our business into the OTC market in selected areas around China.

General and administrative expense: General and administrative expenses were approximately $0.89million for the three months ended September 30, 2010, a decrease of $0.17 million, or 16%, from approximately $1.06 million for the three months ended September 30, 2009, which was mainly due to strengthened control on professional fee.

Research and development expense: Research and development expense for the three months ended September 30, 2010 was $160,795, as compared to $10,534 for the period ended September 30, 2009, an increase of approximately $150,261 or 1426%. The increase was primarily due to the increase in the expenditure on one of our innovative medicines- Dencichine Hemostat and the cooperation with external experts since late 2009.

Other income (expenses): Other income were $298,543 for the three months ended September 30, 2010, which consisted of subsidy income, interest income, non-operating income offset by interest expense and non-operating expense, an increase of $434,546, or 320%, from expense of $136,003 for the three months ended September 30, 2009. The increase was mainly attributable to the subsidy income we received from the government in the third quarter of 2010.

Net income (loss) attributable to shareholders: Net income increased to $787,657 for the three months ended September 30, 2010 as compared to net loss of $31,924 for the three months ended September 30, 2009. The increase in net income was primarily due to the decrease of selling expenses and increase of subsidy income.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of eleven provinces and remains to be listed in the 2009 Provincial Insurance Catalogue of fourteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of the Board of Directors
Email: wangshujuan@chinashenghuo.net
Tel: +86-871-728-2698

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in USD)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$1,703,422	$1,986,540
Accounts and notes receivable, net	13,351,446	12,104,296
Other receivables, net	7,013,655	6,694,151
Advances to suppliers	851,322	394,856
Inventories, net	3,102,937	3,896,358
Due from related parties	216,503	417,494
Other current assets	1,177,984	866,645

Total Current Assets	27,417,269	26,360,340

Property, plant and equipment, net	14,414,495	12,065,552
Other non-current assets	1,718,147	1,497,421
	$43,549,911	$39,923,313
Liabilities and Equity:
Current Liabilities:
Accounts payable	$3,240,471	$4,744,919
Other payables and accrued expenses	9,587,565	10,099,497
Deposits payable	7,915,267	7,037,155
Short-term borrowings	5,008,708	5,455,958
Advances from customers	2,006,222	916,362
Taxes and related payables	943,701	1,094,331
Current portion of long-term borrowings	7,013,774	3,948,985
Total Current Liabilities	35,715,708	33,297,207
Long-term borrowings	6,327,319	5,850,348
	42,043,027	39,147,555
Commitments and Contingencies	-	-
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares outstanding	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(6,398,473)	(7,157,293)
Accumulated other comprehensive income	1,614,051	1,589,047
Total stockholder's equity	1,558,496	774,672
Noncontrolling interests	(51,612)	1,086
Total Equity	1,506,884	775,758
	$43,549,911	$39,923,313

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(Amounts in USD, except shares)

	Three months Ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Sales	$8,551,182	$10,558,218	$23,340,191	$25,459,077
Cost of Sales	2,996,674	2,947,511	7,561,650	7,643,566
Gross Margin	5,554,508	7,610,707	15,778,541	17,815,511
Operating Expenses:
Selling expenses	3,849,347	6,988,017	11,869,164	19,604,857
General and administrative expenses	894,301	1,063,981	2,493,749	5,230,722
Research and development expense	160,795	10,534	417,184	24,455
	4,904,443	8,062,532	14,780,097	24,860,034
Income(Loss) from Operations	650,065	(451,825)	998,444	(7,044,523)
Other Income (Expenses):
Subsidy income	492,451	49,723	654,013	194,902
Interest income(expense), net	(213,683)	(182,879)	(653,722)	(701,581)
Other income	42,282	-	228,046	-
Other expense	(22,507)	(2,847)	(292,647)	(22,038)
	298,543	(136,003)	(64,310)	(528,717)
Income (Loss) Before Income Tax	948,608	(587,828)	934,134	(7,573,240)
Income tax benefit (expense)	(118,370)	401,012	(141,001)	401,012
Net Income (Loss )	830,238	(186,816)	793,133	(7,172,228)
Net income(loss) attributable to noncontrolling interests	42,581	(154,892)	34,313	(403,257)
Net Income(Loss) Attributable to Common Stockholders	$787,657	$(31,924)	$758,820	$(6,768,971)
Comprehensive Income (Loss):
Net Income (Loss)	830,238	(186,816)	793,133	(7,172,228)
Foreign currency translation adjustment	21,221	(76,185)	26,135	73,064
Comprehensive Income (Loss):	$851,459	$(263,001)	$819,268	$(7,245,292)
Comprehensive income (loss) attributable to noncontrolling interests	42,617	(158,693)	35,444	(406,947)
Comprehensive Income (Loss) Attributable to Common Stockholders	808,842	(104,308)	783,824	(6,838,345)
Basic and diluted earnings (loss) per share	$0.04	$(0.00)	$0.04	$(0.34)
Weighted-average number of shares outstanding-basic and diluted	19,679,400	19,679,400	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in USD)

	Nine months Ended September 30,
	2010	2009

Net Cash Provided by Operating Activities	2,239,891	878,694
Cash Flows from Investing Activities:
Purchase of long-lived assets	(5,607,809)	(738,350)
Proceeds from disposal of property, plant and equipment	308,229
Net Cash Used in Investing Activities	(5,299,580)	(738,350)

Cash Flows from Financing Activities:
Due to related parties	-	(345,371)
Proceeds from borrowings	24,640,172	21,227,417
Payments on borrowings	(21,904,375)	(19,915,434)
Net Cash Provided by Financing Activities	2,735,797	966,612

Effect of exchange rate changes on cash	40,775	4,706
Net Change in Cash and Cash Equivalents	(283,117)	1,111,662
Cash and Cash Equivalents at Beginning of Period	1,986,540	1,612,054
Cash and Cash Equivalents at End of Period	$1,703,423	$2,723,716

Supplemental Information
Cash paid for interest	$543,799	$704,242
Cash paid for income tax	$130,489	$-